Exhibit 99.1

Contacts:
Elise Caffrey	Nancy Smith
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3323
ecaffrey@irobot.com	nsmith@irobot.com
iRobot Announces Preliminary Unaudited Fourth Quarter and Full Year 2008 Results
2008 revenue anticipated to be up more than 20% year-over-year driven by strong demand for military and international home robot products
BEDFORD, Mass., Jan. 28, 2009 – iRobot Corp. (Nasdaq: IRBT) today announced that it anticipates revenue for the fourth quarter of 2008 in the range of $89 million to $91 million and revenue for the full year 2008 in the range of $306 million to $308 million. Pre-tax income for the fourth quarter of 2008 is expected to be $9.5 million to $10.5 million, and for the full year 2008 pre-tax income is expected to be $0.5 million to $1.5 million.
“The government & industrial business grew more than 50% in the quarter compared with a year ago. International home robot revenues in the quarter doubled year-over-year driven by demand for Roomba 500. Weakness in U.S. retail caused total revenue to fall slightly below our expectations for the fourth quarter and full year,” said Colin Angle, iRobot chairman and chief executive officer. “Fourth quarter pre-tax income was negatively impacted by reserves for excess inventory, costs associated with a reduction in force and a charge resulting from a retailer bankruptcy.
“In the fourth quarter, we took actions to put the company in a more financially sound position to weather ongoing economic uncertainties. Despite the difficult environment, our aggressive inventory management and receivables collection resulted in positive operating cash flow and a strong year end cash position of approximately $40M. We entered 2009 operating more efficiently as the result of right-sizing the company and continued focus on tightly managed controllable expenses.
“Our results demonstrate the viability of our business model and our intense focus on strengthening our balance sheet. For 2009, we expect continued growth in military and international home robot sales, however, we anticipate flat to slightly lower total company revenue due to weaker U.S. retail demand. The details of our expectations will be provided during our fourth quarter earnings call in February,” said Angle.
Fourth Quarter Earnings Release and Conference Call
iRobot will announce its fourth quarter and full year 2008 financial results after close of market on Wednesday, Feb. 11, at which time additional details will be provided. Management will host a conference call, open to all interested investors, to discuss its fourth quarter and full year 2008
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730-1402, Phone: 781•430•3000, Fax:781•430•3100, www.irobot.com financial results and its expectations of 2009 financial performance on Thursday, Feb. 12. Pertinent details include:
Date: Thursday, Feb. 12, 2009
Time: 8:30 a.m. EST
Call-In Number: 719-325-4835
A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available through midnight on February 19 and can be accessed by dialing 719-457-0820, access code 4192943.
About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people with smarter ways to clean, and our government and industrial robots protect those in harm’s way. iRobot’s consumer and military robots feature iRobot AWARE™ robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations regarding anticipated revenue and pre-tax profit for the fourth quarter of 2008, anticipated revenue, and pre-tax profit for full year 2008, and anticipated revenue for full year 2009, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, general economic conditions, our dependence on the U.S. federal government and government contracts, market acceptance of our products, changes in government policies or spending priorities, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730-1402, Phone: 781•430•3000, Fax:781•430•3100, www.irobot.com